Exhibit (4)
DESCRIPTION OF CAPITAL STOCK
The following description of the terms of the common stock of RCM Technologies, Inc. (the “Company,” “we,” “our” or “us”) sets forth certain general terms and provisions of our common stock. This section also summarizes relevant provisions of Nevada law. The following summary of the terms of our common stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Nevada law and our Articles of Incorporation, as amended (the “Articles of Incorporation”) and our Amended and Restated Bylaws, as amended (the “Bylaws”), copies of which are filed with, or incorporated by reference into, our Annual Reports on Form 10-K.
Capital Stock
Our authorized capital stock currently consists of 40,000,000 shares of common stock, $0.05 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share.
Common Stock
The holders of our common stock are entitled to one vote for every share standing in the name of the stockholder in the books of the Company on any matter submitted to the stockholders, including the election of directors. Holders of the common stock do not have any preemptive rights so long as the common stock remains registered pursuant to section 12 of the Securities Exchange Act of 1934, as amended.  Holders of the common stock do not have any cumulative voting rights. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.
Preferred Stock
We are authorized to issue up to 5,000,000 shares of preferred stock. Subject to limitations prescribed by Nevada law and the Articles of Incorporation, the Preferred Stock shall be divided into and from time to time may be issued in classes and in series within any class and our board of directors is hereby authorized to make such division into classes and series, to determine the number of shares of any such class or series, and to determine the designation,  voting rights, preferences, limitations and special rights, if any, of the shares of each such class or series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock.

Certain Articles of Incorporation, Bylaws and Statutory Provisions
The provisions of the Articles of Incorporation and Bylaws and of the Nevada Business Corporation Act summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including an attempt that might result in the receipt of a premium over the market price for our shares.
Limitation of Liability of Officers and Directors
Nevada law currently provides that our directors will not be personally liable to our Company or our stockholders for monetary damages for any act or omission as a director other than in the following circumstances:

•	the director breaches his fiduciary duty to our Company or our stockholders and this breach involves intentional misconduct, fraud or a knowing violation of law; or
•	our Company makes an unlawful payment of a dividend or unlawful stock purchases, redemptions or other distributions.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors. Our Articles of Incorporation do not provide for such expanded liability.
Special Meetings of Stockholders
The Bylaws provide that special meetings of stockholders may be called only by a majority of the members of our board or upon the written request of stockholders, in accordance with, and subject to, the provisions of the Bylaws, from stockholders who hold, in the aggregate, not less than twenty percent (20%) of the voting power of our outstanding shares.
Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Articles of Incorporation provide that stockholders may take action by written consent if such consent is signed by the holders of record of the outstanding shares of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and otherwise may only take action at duly called annual or special meetings. In addition, our Bylaws establish advance notice procedures for:
•	stockholders to nominate candidates for election as a director; and
•	stockholders to propose topics for consideration at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our Bylaws. To be timely, the notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be delivered to, or mailed and received by, the Secretary of the Company at its principal executive offices not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 3.13(h)) of the date of such special meeting was first made. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.
Election and Removal of Directors
Our board of directors is elected each year by our stockholders for a term expiring at the next annual meeting of stockholders. Our stockholders may remove directors with our without cause by the affirmative vote of the holders of two-thirds (2/3) of the combined voting power of all the then issued and outstanding shares of stock of all classes and series of the Company entitled to vote generally for the election of Directors, thereon, voting together as a single class. Our board of directors may elect a director to fill a vacancy created by the expansion of the board of directors.
Nevada Anti-Takeover Statutes
Business Combinations Act
We are subject to Nevada’s anti-takeover law under the Nevada Business Corporation Act, known as the Business Combinations Act. This law provides that specified persons who, together with affiliates and associates, own, or, with respect to affiliates or associates of ours who within two years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of two years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Control Shares Act
The Nevada Business Corporation Act provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3 or 1/2 interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares. We may opt out of this act by amending our by-laws either before or within ten days after the relevant acquisition of shares. Presently, our amended and restated by-laws do not opt out of this act.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC. Its address is 59 Maiden Lane, New York, New York 10005.
Listing
Our common stock is listed on the NASDAQ Capital Market under the symbol “RCMT.”